UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2016

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Entry into Sublease Agreement

On February 1, 2016, DexCom, Inc. (“DexCom”) entered into a Sublease (the “Sublease”) with Entropic Communications, LLC with respect to facilities in the building at 6350 Sequence Drive in San Diego, California (the “6350 Building”).

Under the Sublease, DexCom has leased approximately 132,600 square feet of space in the 6350 Building. The lease term extends through January 2022. Rent payable by DexCom under the Sublease will be as follows:

Fiscal Year Ending	Total Annual Base Rent (Millions)
Remainder of 2016	$0.8
2017	1.5
2018	2.2
2019	2.9
2020	3.4
2021	3.5
2022	0.3
Total	$14.6

In addition, under the Sublease, DexCom is obligated to pay a share of the real estate taxes and operating costs for the 6350 Building and was required to provide a security deposit of $0.3 million. The total obligation for rent under the life of the lease is $14.6 million, excluding real estate taxes and operating costs. The description of the Sublease contained herein is qualified in its entirety by reference to the Sublease, a copy of which will be filed as an exhibit to DexCom’s next quarterly report on Form 10-Q.

Entry into Distribution Agreement

On February 1, 2016, DexCom entered into an Amended and Restated Distribution Agreement (“Amended Agreement”) with Byram Healthcare (“Byram”). Under the Amended Agreement, DexCom agreed to extend the scope of its non-exclusive distribution relationship with Byram to enable them to continue to distribute DexCom’s G5 Mobile continuous glucose monitoring system, to consolidate various prior amendments and to effect certain other changes. We generated approximately 18% of our total revenue during the twelve months ended December 31, 2015 from Byram. The description of the Amended Agreement contained herein is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to DexCom’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven R. Pacelli
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development

Date: February 4, 2016